NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE News Release FOR IMMEDIATE RELEASE	Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

 NORTHWESTERN ENERGY PURCHASES BATTLE CREEK NATURAL GAS FIELD

BUTTE, MT. – Sept. 22, 2010 – NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) today announced that it has purchased a majority interest in the Battle Creek Natural Gas Field on the Sweetgrass Arch in Blaine County, Montana (“Battle Creek Field”), from a private owner.  The purchase also includes the seller’s interest in the Battle Creek Gas Gathering System Joint Venture.

The Battle Creek Field purchase consists of the seller’s interests in producing wells and a gathering system.  The amount of net proven developed producing reserves purchased are estimated to be 7.6 billion cubic feet (“Bcf”).  Annual net production attributable to the purchase is currently approximately 0.5 Bcf or about 2.2% of NorthWestern’s current annual consumption in Montana.

“Owning natural gas reserves is intended to provide customers with a source of rate-based energy that helps hedge against price volatility,” said Bob Rowe, President and CEO. “We are excited that we were able to purchase this relatively small production field which already    serves our natural gas customers under a soon-to-expire purchase agreement.  With this acquisition, we will continue to dedicate this resource to our natural gas customers and will not use it as a source of supply for our soon-to-be-completed Mill Creek generation station.”

Under the terms of the agreement, NorthWestern paid the seller $11.4 million cash for the majority interest in the Battle Creek Field assets including the gathering system.  NorthWestern funded the transaction by drawing on its revolving credit facility, which after the purchase has an availability of approximately $160 million.

“We plan to seek approval of the Montana Public Service Commission to add our interest in the Battle Creek Field and the gathering system into our regulated rate base,” added Rowe. “It is both in our service territory, near Havre, Montana, and connected to our existing natural gas system.  In addition, acquiring this well-defined and established producing field is consistent with our low risk profile by staying away from exploration.”

During the 2009 Montana legislative session, changes in state law occurred that allow NorthWestern to acquire natural gas production and gathering resources and, subject to regulatory approval, include them in the rate base.

About NorthWestern Energy

NorthWestern Purchases Battle Creek Natural Gas Field
September 22, 2010

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 661,000 customers in Montana, South Dakota and Nebraska.  More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.